CLEARSIGN COMBUSTION CORPORATION
A Washington corporation
(the "Company")
Nominating and Corporate Governance Committee Charter
As Adopted December 21, 2011

Purpose

The primary purpose of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of ClearSign Combustion Corporation (the “Company”) is to assist the Board in connection with Board nomination matters and corporate governance practices.

Membership

The Committee shall be comprised of three or more members of the Board, each of whom has been determined by the Board to meet the independence requirements under the listing standards of The Nasdaq Stock Market, Inc.  The members and the Chairman of the Committee shall be appointed by the Board and shall serve at the pleasure of the Board until their successors shall be duly elected and qualified or until their earlier resignation or removal by the Board.

Meetings

The Committee shall meet as frequently as the Committee may determine to carry out its duties and responsibilities under this Charter, and in no event less than twice each year.

The Chairman or, in the event of the absence of the Chairman from any meeting, another member of the Committee designated by vote of the members in attendance as such meeting, will chair all meetings of the Committee.  The Chairman shall set the agenda of items to be addressed by the Committee with input from other members of the Committee.  The Chairman shall report to the Board regularly regarding the Committee’s activities and actions and any matter of material concern to the Company, including at the first Board meeting following any Committee meeting.

The Committee shall keep regular minutes of its meetings and report the same to the Board from time to time and upon request.

Duties and Responsibilities

In furtherance of the Committee’s purpose, and in addition to any other responsibilities which may be properly assigned by the Board, the Committee shall have the following responsibilities and duties:

•           Review and make recommendations to the Board annually with respect to the composition, size and needs of the Board.

•           Recommend criteria for Board membership, including the minimum qualifications for a nominee and the qualities and skills that the Committee believes are necessary or desirable for a Board member to possess.

•           Lead the search in identifying individuals qualified to become Board members.  Before recommending a nominee, review and conduct the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates for director.

•           Recommend a slate of director nominees for approval by the Board and election by the stockholders in connection with the Annual Meeting of Stockholders.  Recommend new directors for approval and election by the Board to fill vacancies on the Board, including any newly created directorships, as needed.

•           Review stockholder nominations for candidacy to the Board, if any, and any shareholder proposals affecting corporate governance, and make recommendations to the Board accordingly.

•           Review the composition of each committee of the Board and present recommendations to the Board for committee memberships annually and to fill vacancies as needed.

•           Review planning for succession to the position of Chairman of the Board and Chief Executive Officer and other senior management positions.  To assist the Committee with this responsibility, the Chief Executive Officer will annually provide the Committee with recommendations and evaluations of potential successors to succeed him or her and other members of senior management.

•           Periodically review overall corporate governance principles, procedures and practices of the Company and make recommendations to the Board as appropriate.

•           Periodically review and report to the Board on the effectiveness of corporate governance procedures and the Board as a governing body, including conducting an annual self-assessment of the Board and its standing committees.  Annually review and evaluate the Committee’s performance under this Charter.

•           Periodically review this Charter, the Company’s Articles of Incorporation, Bylaws and other corporate governance documents and recommend any changes or amendments to the Board, as the Committee deems appropriate, including changes necessary to satisfy any applicable requirements of The Nasdaq Stock Market, the Securities and Exchange Commission and any other legal or regulatory requirements.

•           Perform any other activities consistent with this Charter, and the Company’s Bylaws and Articles of Incorporation, as the Committee may deem necessary or appropriate for the fulfillment of its responsibilities under this Charter or as required by applicable law or regulation, or as may be determined by the Board.

•           Do every other act incidental to, arising out of or in connection with, or otherwise related to, the authority granted to the Committee hereby or the carrying out of the Committee’s duties and responsibilities hereunder.

•           Notwithstanding any of the foregoing, the legal liability of any of the Committee members shall be no greater than that of other members of the Board.

Committee Resources and Advisors

The Committee shall have the authority, at the expense of the Company, to retain and determine compensation for search firms and other outside legal, accounting or other advisors or consultants including independent third-party experts, as it shall deem necessary or appropriate in its sole discretion in performance of its duties.

Authority

The Committee may delegate its authority to subcommittees or the Chairman of the Committee when it deems it appropriate and in the best interests of the Company.

Disclosure of Charter

This Charter will be made available on the Company's website.